UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2012

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Amended and Restated Share Redemption Program
On October 17, 2012, KBS Real Estate Investment Trust II, Inc.’s (the “Company”) board of directors approved a fifth amended and restated share redemption program (the “Amended and Restated Share Redemption Program”). The Amended and Restated Share Redemption Program removes the $3.0 million monthly limitation for ordinary redemptions for shares eligible for the November 2012 and December 2012 Redemption Dates (as defined). Ordinary redemptions are all redemptions other than those sought in connection with a stockholder’s death, Qualifying Disability (as defined in the Amended and Restated Share Redemption Program) or Determination of Incompetence (as defined in the Amended and Restated Share Redemption Program).
The Amended and Restated Share Redemption Program will be effective November 17, 2012, and the terms of the Amended and Restated Share Redemption Program will apply to redemptions processed on the November 30, 2012 and December 31, 2012 Redemption Dates. To be eligible for the November 30, 2012 Redemption Date, the redemption request must be received, in good order by November 23, 2012. To be eligible for the December 31, 2012 Redemption Date, the redemption request must be received, in good order by December 21, 2012.
The Company currently expects to announce an updated estimated value per share of the Company’s common stock the week of December 17, 2012.  At such time as the Company announces an updated estimated value per share, the redemption price for shares eligible for redemption will be based upon the updated estimated value per share.  The Company redeems shares at a price that is based upon the length of time the stockholder has held the shares and the most current estimated value per share as of the Redemption Date, except that the Company redeems shares sought upon a stockholder’s death, Qualifying Disability or Determination of Incompetence at a price equal to the most current estimated value per share as of the Redemption Date.  The change in the redemption price would be effective for the December 31, 2012 Redemption Date.
There were no other changes to the Amended and Restated Share Redemption Program and the other limitations of the Amended and Restated Share Redemption Program are in full force and effect, including that during any calendar year, the Company may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.
The Company redeems shares on the last business day of each month (the “Redemption Date”). The program administrator must receive a written request for redemption from the stockholder or an authorized representative of the stockholder at least five business days before the Redemption Date in order for a stockholder’s shares to be eligible for redemption that month. If the Company could not repurchase all shares presented for redemption in any month, the Company would attempt to honor redemption requests on a pro rata basis. The Company will deviate from pro rata purchases in two minor ways: (i) if a pro rata redemption would result in a stockholder owning less than half of the minimum purchase amount described in a currently effective, or the most recently effective, registration statement of the Company as such registration statement has been amended or supplemented (the “Minimum Purchase Requirement”), then the Company will redeem all of a stockholder’s shares; and (ii) if a pro rata redemption would result in a stockholder owning more than half but less than all of the Minimum Purchase Amount, then the Company will not redeem any shares that would reduce a stockholder’s holdings below the Minimum Purchase Amount. In the event that a stockholder were redeeming all of a stockholder’s shares, there would be no holding period requirement for shares purchased pursuant to the Company’s dividend reinvestment plan.
If the Company did not completely satisfy a stockholder’s redemption request on the Redemption Date because the program administrator did not receive the request in time or because of the restrictions on the number of shares the Company could redeem under the program, the Company would treat the unsatisfied portion of the redemption request as a request for redemption at the next Redemption Date funds are available for redemption unless the stockholder withdrew his or her request before the next Redemption Date. Any stockholder could withdraw a redemption request upon written notice to the program administrator if such notice were received by the program administrator at least five business days before the Redemption Date.
The complete plan document is filed as an exhibit to this Current Report on Form 8-K and is available at the Securities and Exchange Commission’s (the “SEC”) website at http://www.sec.gov.
The Company’s board of directors may amend, suspend or terminate the program upon 30 days’ notice. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the Company’s stockholders.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Ex.	Description

99.1	Fifth Amended and Restated Share Redemption Program

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: October 18, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer